                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.1

     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF DOLE FOOD COMPANY, INC.
                                AND SUBSIDIARIES

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED
  DECEMBER 28, 2002
Independent Auditors' Report................................  F-2
Consolidated Statements of Income for the Years Ended
  December 28, 2002, December 29, 2001 and December 30,
  2000......................................................  F-3
Consolidated Balance Sheets as of December 28, 2002 and
  December 29, 2001.........................................  F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 28, 2002, December 29, 2001 and December 30,
  2000......................................................  F-5
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 28, 2002, December 29, 2001 and
  December 30, 2000.........................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Dole Food Company, Inc.

     We have audited the accompanying consolidated balance sheet of Dole Food Company, Inc. and subsidiaries (the "Company") as of December 28, 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 29, 2001 and for the years ended December 29, 2001 and December 30, 2000, before the restatements and revisions described in Note 2 to the consolidated financial statements, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 30, 2002.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 2002 financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets("SFAS 142").

     As discussed above, the consolidated financial statements of the Company as of December 29, 2001 and for the years ended December 29, 2001 and December 30, 2000, were audited by other auditors who have ceased operations. As described in
Note 2, the 2001 and 2000 consolidated financial statements have been restated to give retroactive effect to the reclassification of certain marketing costs in connection with the adoption of Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). Additionally, as described in Note 2, the 2001 and 2000 consolidated financial statements have been revised to include the transitional disclosures required by SFAS 142 which was adopted by the Company in 2002. We have audited the adjustments and revised disclosures described in
Note 2 to restate and revise the 2001 and 2000 consolidated financial statements. In our opinion, such adjustments and revised disclosures are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such adjustments and revised disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Los Angeles, California
February 20, 2003

                            DOLE FOOD COMPANY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
 FOR THE YEARS ENDED DECEMBER 28, 2002, DECEMBER 29, 2001 AND DECEMBER 30, 2000

                                                                  2002           2001           2000
                                                              ------------   ------------   ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues, net...............................................   $4,392,073     $4,314,821     $4,400,113
Cost of products sold.......................................    3,687,738      3,881,781      3,923,957
                                                               ----------     ----------     ----------
  GROSS MARGIN..............................................      704,335        433,040        476,156
Selling, marketing and general and administrative
  expenses..................................................      420,890        383,259        396,391
Gain on sale of citrus assets...............................           --             --         (8,578)
Hurricane Mitch insurance proceeds, net.....................           --             --        (42,506)
                                                               ----------     ----------     ----------
  OPERATING INCOME..........................................      283,445         49,781        130,849
Interest income.............................................       11,993          5,801         14,606
Other (expense) income -- net...............................       (4,561)         7,396            627
                                                               ----------     ----------     ----------
  EARNINGS BEFORE INTEREST EXPENSE AND INCOME TAXES.........      290,877         62,978        146,082
Interest expense............................................       80,890         70,708         90,445
                                                               ----------     ----------     ----------
  INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
    TAXES AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
    PRINCIPLE...............................................      209,987         (7,730)        55,637
Income taxes................................................       53,789         29,348         19,547
                                                               ----------     ----------     ----------
Income (loss) from continuing operations, net of income
  taxes.....................................................      156,198        (37,078)        36,090
Income from discontinued operations, net of income taxes....           --         18,856         31,565
Gain on disposal of discontinued operations, net of income
  taxes.....................................................           --        168,626             --
                                                               ----------     ----------     ----------
  INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
    PRINCIPLE...............................................      156,198        150,404         67,655
Cumulative effect of a change in accounting principle.......      119,917             --             --
                                                               ----------     ----------     ----------
  NET INCOME................................................   $   36,281     $  150,404     $   67,655
                                                               ==========     ==========     ==========
EARNINGS (LOSS) PER COMMON SHARE -- BASIC
  Continuing operations.....................................   $     2.78     $    (0.66)    $     0.65
  Discontinued operations...................................           --           3.35           0.56
  Cumulative effect of a change in accounting principle.....        (2.14)            --             --
                                                               ----------     ----------     ----------
  NET INCOME................................................   $     0.64     $     2.69     $     1.21
                                                               ==========     ==========     ==========
EARNINGS (LOSS) PER COMMON SHARE -- DILUTED
  Continuing operations.....................................   $     2.76     $    (0.66)    $     0.65
  Discontinued operations...................................           --           3.33           0.56
  Cumulative effect of a change in accounting principle.....        (2.12)            --             --
                                                               ----------     ----------     ----------
  NET INCOME................................................   $     0.64     $     2.67     $     1.21
                                                               ==========     ==========     ==========
Weighted-average number of common shares outstanding --
  basic.....................................................       56,089         55,895         55,854
Weighted-average number of common shares outstanding --
  diluted...................................................       56,588         56,319         55,989

                 See Notes to Consolidated Financial Statements

                            DOLE FOOD COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 28, 2002 AND DECEMBER 29, 2001

                                                                 2002         2001
                                                              ----------   ----------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
ASSETS
  Cash and cash equivalents.................................  $  646,967   $  361,326
  Receivables, net of allowances of $70,938 and $89,331.....     505,427      531,923
  Inventories...............................................     410,912      386,099
  Prepaid expenses..........................................      42,467       46,430
  Deferred income tax assets................................      36,842       46,053
                                                              ----------   ----------
     TOTAL CURRENT ASSETS...................................   1,642,615    1,371,831
Investments.................................................      80,939       81,061
Property, plant and equipment, net of accumulated
  depreciation of $917,983 and $882,445.....................   1,026,565      917,225
Goodwill, net of accumulated amortization of $33,300 and
  $49,764...................................................     132,080      255,946
Other assets, net...........................................     154,653      141,759
                                                              ----------   ----------
     TOTAL ASSETS...........................................  $3,036,852   $2,767,822
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable.............................................  $   11,601   $   17,347
  Current portion of long-term debt.........................     230,813        9,792
  Accounts payable..........................................     262,461      249,582
  Accrued liabilities.......................................     448,483      537,654
                                                              ----------   ----------
     TOTAL CURRENT LIABILITIES..............................     953,358      814,375
Long-term debt..............................................     882,480      816,124
Other long-term liabilities.................................     426,613      369,275
Minority interests..........................................      29,290       32,018
Commitments and contingencies (Notes 15 and 16)
Shareholders' equity
  Preferred stock, no par value.............................          --           --
     Authorized: 30 million shares, issued and outstanding:
      none
  Common stock, no par value................................     316,853      316,512
     Authorized: 80 million shares, 56.2 million shares
      issued and outstanding at December 28, 2002 and 55.9
      million shares issued and outstanding at December 29,
      2001
  Additional paid-in capital................................      66,319       57,220
  Retained earnings.........................................     449,334      446,689
  Accumulated other comprehensive loss......................     (87,395)     (84,391)
                                                              ----------   ----------
     TOTAL SHAREHOLDERS' EQUITY.............................     745,111      736,030
                                                              ----------   ----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $3,036,852   $2,767,822
                                                              ==========   ==========

                 See Notes to Consolidated Financial Statements

                    DOLE FOOD COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 28, 2002, DECEMBER 29, 2001 AND DECEMBER 30, 2000

                                                                2002        2001       2000
                                                              ---------   --------   ---------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  36,281   $150,404   $  67,655
Less: Income from discontinued operations, net of income
  taxes.....................................................         --    187,482      31,565
                                                              ---------   --------   ---------
Income (loss) from continuing operations....................     36,281    (37,078)     36,090
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Cumulative effect of a change in accounting principle.....    119,917         --          --
  Depreciation and amortization.............................    107,676    117,954     125,343
  Income tax benefit on the exercise of certain stock
    options.................................................      1,797         --          --
  Provision for bad debts...................................     20,714     24,716      32,091
  Net gain on sale of assets................................       (907)    (1,413)    (12,098)
  Non-cash portion of special charges related to asset
    write-downs.............................................         --     60,527      12,430
  Gain on sale of available-for-sale securities.............         --     (8,173)         --
  Equity earnings, net of distributions.....................     (8,930)    (3,077)     (7,260)
  Provision for deferred income taxes.......................     16,488     17,347       4,447
  Hurricane Mitch insurance proceeds........................         --         --     (52,856)
  Other.....................................................      8,876     10,329      17,843
Changes in operating assets and liabilities, net of effects
  from acquisitions and dispositions:
  Receivables...............................................     (6,717)     1,836      10,269
  Inventories...............................................    (38,159)    44,637      35,860
  Prepaid expenses and other assets.........................      3,048        226     (15,832)
  Accounts payable and accrued liabilities..................    (40,771)    10,186     (49,117)
  Other long-term liabilities...............................      7,855      5,497     (16,409)
                                                              ---------   --------   ---------
Cash flow provided by operating activities of continuing
  operations................................................    227,168    243,514     120,801
Cash flow provided by operating activities of discontinued
  operations................................................         --     23,946      48,870
                                                              ---------   --------   ---------
Cash flow provided by operating activities..................    227,168    267,460     169,671
                                                              ---------   --------   ---------
INVESTING ACTIVITIES
Proceeds from sale of available-for-sale securities.........         --     34,411          --
Investments in available-for-sale securities................         --    (26,238)         --
Proceeds from sales of assets...............................     35,845     35,126      57,151
Proceeds from sales of businesses, net of cash disposed.....     23,724         --          --
Capital additions...........................................   (233,673)  (119,752)   (110,555)
Proceeds from disposal of discontinued operations, net of
  cash disposed.............................................         --    536,951          --
Hurricane Mitch insurance proceeds..........................         --         --      52,856
Other.......................................................      3,728     (2,018)       (910)
                                                              ---------   --------   ---------
Cash flow (used in) provided by investing activities of
  continuing operations.....................................   (170,376)   458,480      (1,458)
Cash flow used in investing activities of discontinued
  operations................................................         --    (11,052)    (13,077)
                                                              ---------   --------   ---------
Cash flow (used in) provided by investing activities........   (170,376)   447,428     (14,535)
                                                              ---------   --------   ---------
FINANCING ACTIVITIES
Short-term debt borrowings..................................     23,901     11,000      49,824
Short-term debt repayments..................................   (133,557)   (27,338)    (61,730)
Long-term debt borrowings...................................    400,583      3,394     246,536
Long-term debt repayments...................................    (28,496)  (337,751)   (376,347)
Dividends paid to common shareholders.......................    (33,636)   (22,341)    (22,338)
Dividends paid to minority shareholders.....................     (9,379)      (132)     (3,639)
Proceeds from issuance of common stock......................      5,192        332         127
                                                              ---------   --------   ---------
Cash flow provided by (used in) financing activities of
  continuing operations.....................................    224,608   (372,836)   (167,567)
Cash flow used in financing activities of discontinued
  operations................................................         --     (4,847)     (2,174)
                                                              ---------   --------   ---------
Cash flow provided by (used in) financing activities........    224,608   (377,683)   (169,741)
                                                              ---------   --------   ---------
Effect of foreign exchange rate changes on cash.............      4,241     (1,030)       (591)
                                                              ---------   --------   ---------
Increase (decrease) in cash and cash equivalents............    285,641    336,175     (15,196)
Cash and cash equivalents at beginning of period............    361,326     25,151      40,347
                                                              ---------   --------   ---------
Cash and cash equivalents at end of period..................  $ 646,967   $361,326   $  25,151
                                                              =========   ========   =========

                 See Notes to Consolidated Financial Statements

                            DOLE FOOD COMPANY, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 FOR THE YEARS ENDED DECEMBER 28, 2002, DECEMBER 29, 2001 AND DECEMBER 30, 2000

                                                                                     ACCUMULATED
                                     COMMON                 ADDITIONAL                  OTHER           TOTAL
                                     SHARES       COMMON     PAID-IN     RETAINED   COMPREHENSIVE   SHAREHOLDERS'   COMPREHENSIVE
                                   OUTSTANDING    STOCK      CAPITAL     EARNINGS       LOSS           EQUITY          INCOME
                                   -----------   --------   ----------   --------   -------------   -------------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, January 1, 2000.........    55,835      $316,478    $56,795     $273,309     $(114,657)      $531,925
 Net income......................        --            --         --       67,655            --         67,655        $ 67,655
 Cash dividends declared ($0.40
   per share)....................        --            --         --      (22,338)           --        (22,338)             --
 Unrealized foreign currency
   translation gain (loss),
   net...........................        --            --         --           --       (19,788)       (19,788)        (19,788)
 Additional minimum pension
   liability adjustments.........        --            --         --           --        (2,793)        (2,793)         (2,793)
 Issuance of common stock........        10            10        117           --            --            127              --
                                     ------      --------    -------     --------     ---------       --------        --------
Comprehensive income -- 2000.....        --            --         --           --            --             --        $ 45,074
                                                                                                                      ========
Balance, December 30, 2000.......    55,845      $316,488    $56,912     $318,626     $(137,238)      $554,788
 Net income......................        --            --         --      150,404            --        150,404        $150,404
 Cash dividends declared ($0.40
   per share)....................        --            --         --      (22,341)           --        (22,341)             --
 Unrealized foreign currency
   translation gain (loss),
   net...........................        --            --         --           --       (13,809)       (13,809)        (13,809)
 Reclassification of translation
   losses realized upon the
   disposition of a foreign
   entity........................        --            --         --           --        72,467         72,467          72,467
 Unrealized net gains on cash
   flow hedging instruments......        --            --         --           --        15,282         15,282          15,282
 Additional minimum pension
   liability adjustments.........        --            --         --           --       (21,093)       (21,093)        (21,093)
 Issuance of common stock........        24            24        308           --            --            332              --
                                     ------      --------    -------     --------     ---------       --------        --------
Comprehensive income -- 2001.....        --            --         --           --            --             --        $203,251
                                                                                                                      ========
Balance, December 29, 2001.......    55,869      $316,512    $57,220     $446,689     $ (84,391)      $736,030
 Net income......................        --            --         --       36,281            --         36,281        $ 36,281
 Cash dividends declared ($0.60
   per share)....................        --            --         --      (33,636)           --        (33,636)             --
 Unrealized foreign currency
   translation gain (loss),
   net...........................        --            --         --           --        19,002         19,002          19,002
 Reclassification of translation
   losses realized upon the
   disposition of foreign
   entities......................        --            --         --           --         5,917          5,917           5,917
 Unrealized net losses on cash
   flow hedging instruments......        --            --         --           --       (16,152)       (16,152)        (16,152)
 Additional minimum pension
   liability adjustments.........        --            --         --           --       (11,771)       (11,771)        (11,771)
 Income tax benefit on the
   exercise of certain stock
   options.......................        --            --      1,797           --            --          1,797              --
 Issuance of common stock........       341           341      7,302           --            --          7,643              --
                                     ------      --------    -------     --------     ---------       --------        --------
Comprehensive income -- 2002.....        --            --         --           --            --             --        $ 33,277
                                                                                                                      ========
Balance, December 28, 2002.......    56,210      $316,853    $66,319     $449,334     $ (87,395)      $745,111
                                     ======      ========    =======     ========     =========       ========

                 See Notes to Consolidated Financial Statements

                            DOLE FOOD COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS

     Dole Food Company, Inc. was incorporated under the laws of Hawaii in 1894 and was reincorporated under the laws of Delaware in July 2001.

     Dole Food Company, Inc. and its consolidated subsidiaries (the "Company") are engaged in the worldwide sourcing, processing, distributing and marketing of high-quality, branded food products, including fresh fruit and vegetables, as well as packaged foods. Additionally, the Company markets a full-line of premium fresh-cut flowers.

     Operations are conducted throughout North America, Latin America, Europe (including eastern European countries), Asia (primarily in Japan, the Philippines and Thailand) and Africa (primarily in South Africa and west African countries). As a result of its global operating and financing activities, the Company is exposed to certain risks including changes in commodity pricing, fluctuations in interest rates, fluctuations in foreign currency exchange rates, as well as other environmental and business risks in both sourcing and selling locations.

     The Company's principal products are produced on both Company-owned and leased land and are also acquired through associated producer and independent grower arrangements. The Company's products are primarily packed and processed by the Company and sold to wholesale, retail and institutional customers and other food product and flower companies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The Company's consolidated financial statements include the accounts of Dole Food Company, Inc. and its majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

     ANNUAL CLOSING DATE: The Company's fiscal year ends on the Saturday closest to December 31. Fiscal years 2002, 2001 and 2000 ended on December 28, 2002, December 29, 2001 and December 30, 2000, respectively, and included 52 weeks each.

     CONCENTRATION OF CREDIT RISK: Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash equivalents, foreign currency exchange contracts, grower advances and trade receivables. The Company maintains its temporary cash investments with high quality financial institutions, which are invested in primarily short-term U.S. government instruments and certificates of deposit. The counter parties to the Company's foreign currency exchange contracts are major financial institutions. Grower advances are principally with farming enterprises located throughout Latin America and Asia and are secured by the underlying crop harvests. Credit risk related to trade receivables is mitigated due to the large number of customers dispersed worldwide. To reduce credit risk, the Company performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, the Company maintains allowances for credit losses.

     REVENUE RECOGNITION: Revenue is recognized when product has been delivered and legal title and risk of loss transfer to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable. Revenue is recorded net of discounts, rebates and certain sales incentives in accordance with Emerging Issues Task Force ("EITF") Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) ("EITF 01-9").

     EITF 01-9 requires companies to report certain consideration given by a vendor to a customer as a reduction in revenues rather than as marketing expense. This consensus was

                            DOLE FOOD COMPANY, INC.

required to be adopted no later than the first quarter of 2002 and upon adoption, companies were required to retroactively reclassify such amounts in previously issued financial statements to comply with the income statement classification requirements of the consensus. The Company adopted the provisions of EITF 01-9 during the first quarter of 2002. The impact of the adoption was limited to reclassifications of costs previously included in selling, marketing and general and administrative expenses as a reduction of revenues. The change in presentation had no impact on the Company's reported operating or net income. Prior year comparative amounts have been reclassified to comply with EITF 01-9. The effect of the adoption of EITF 01-9 was a reduction of $134 million and $102 million, respectively, in both revenues and selling, marketing and general and administrative expenses for the previously reported fiscal years ended 2001 and 2000.

     AGRICULTURAL COSTS: Recurring agricultural costs for bananas, pineapples and flowers are charged to operations as incurred. Recurring agricultural costs related to other crops are recognized when the crops are harvested and sold. Non-recurring agricultural costs, primarily comprised of soil and farm improvements and other long-term crop growing costs, are deferred and amortized over the estimated production period, currently from two to seven years.

     SHIPPING AND HANDLING COSTS: The Company follows the provisions of EITF Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. Any amounts billed to third party customers for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of costs of products sold and represent costs incurred by the Company to ship product from the sourcing locations to the end consumer markets.

     MARKETING AND ADVERTISING COSTS: Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. In limited circumstances, the Company capitalizes payments related to the right to stock products in customer outlets or to provide funding for various merchandising programs over a specified contractual period. In such cases, the Company amortizes the costs over the life of the underlying contract. The amortization of these costs, as well as other marketing and advertising costs that relate to discounts, rebates and certain sales incentives, are classified as a reduction in revenue in accordance with EITF 01-9. Advertising and marketing costs, included in selling, marketing and general and administrative expenses, amounted to $72 million, $61 million and $87 million in 2002, 2001 and 2000, respectively.

     RESEARCH AND DEVELOPMENT COSTS: Research and development costs are expensed as incurred. Research and development costs were not material in 2002, 2001 and 2000.

     STOCK-BASED COMPENSATION: The Company uses the intrinsic value method of accounting for stock options granted to employees, and accordingly does not recognize compensation expense if the exercise price of the Company's stock options is equal to or greater than the market price of the underlying stock on the date of grant. The Company has decided to adopt the fair value method of accounting for stock options in the first quarter of 2003. See Note 12 for pro-forma information on the impact of the fair value method of accounting for stock options.

     INCOME TAXES: Deferred income taxes are recognized for the income tax effect of temporary differences between financial statement carrying amounts and the income tax bases of assets and liabilities. Income taxes, which would be due upon the repatriation of foreign subsidiary earnings, have not been provided where the undistributed earnings are considered

                            DOLE FOOD COMPANY, INC.

indefinitely invested. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets.

     EARNINGS PER COMMON SHARE: Basic earnings per common share is calculated by dividing net income by the weighted-average number of common shares outstanding during the year. The basic weighted-average number of common shares outstanding was 56.1 million for 2002 and 55.9 million for both 2001 and 2000. Diluted earnings per common share is calculated using the weighted-average number of common and common equivalent shares outstanding during the year. Potential common shares are excluded from the computation in periods in which they have an anti-dilutive effect. The difference between basic and diluted earnings per common share for the Company is solely attributable to stock options. Stock options for which the exercise price exceeds the average market price over the period have an anti-dilutive effect. For 2002, 2001 and 2000, options for 1.1 million, 1.9 million and 2.5 million shares, respectively, were excluded from the diluted earnings per common share calculation because they were anti-dilutive. The diluted weighted-average number of common and common equivalent shares outstanding was 56.6 million for 2002, 56.3 million for 2001 and 56.0 million for 2000.

     COMPREHENSIVE INCOME: Other comprehensive income is comprised of changes to shareholders' equity, other than contributions from or distributions to shareholders, excluded from the determination of net income under accounting principles generally accepted in the United States of America. The Company's other comprehensive income is principally comprised of unrealized foreign currency translation gains and losses, unrealized gains and losses on cash flow hedging instruments and additional minimum pension liability. Comprehensive income is presented in the Company's Consolidated Statements of Shareholders' Equity.

     CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and time deposits, with original maturities of three months or less.

     GROWER ADVANCES: Grower advances are stated at the gross advance amount less allowances for potential uncollectible balances. Such advances are generally secured by productive assets.

     INVENTORIES: Inventories are valued at the lower of cost or market. Cost is determined principally on a first-in, first-out basis and includes materials, labor and overhead. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies.

     INVESTMENTS: Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded using the equity method, provided the Company has the ability to exercise significant influence. All other non-consolidated investments are accounted for using the cost method. At December 28, 2002 and December 29, 2001, substantially all of the Company's investments relate to equity method investments. The Company accounts for investments in equity securities that have readily determinable fair values and debt securities as available-for-sale. Unrealized gains and losses, net of tax, on available-for-sale investments are reflected in accumulated other comprehensive loss. At December 28, 2002 and December 29, 2001, the Company did not hold any available-for-sale securities.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of these assets. The Company reviews long-lived assets to be held

                            DOLE FOOD COMPANY, INC.

and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset is compared to the asset's carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal.

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144 ("FAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and amends other guidance related to the accounting and reporting of long-lived assets. The Company adopted FAS 144 as of December 30, 2001, the first day of its 2002 fiscal year. The adoption of FAS 144 did not have a material impact on the Company's financial condition or results of operations.

     GOODWILL: Goodwill represents the excess cost of a business acquisition over the fair value of the net identifiable assets acquired. The Company adopted Statement of Financial Accounting Standards No. 142 ("FAS 142"), Goodwill and Other Intangible Assets, effective December 30, 2001, the first day of its 2002 fiscal year. As a result, goodwill is no longer amortized, but reviewed for impairment annually, or more frequently if certain impairment indicators arise. Goodwill amortization expense for 2001 and 2000 totaled $11 million and $12 million, respectively.

     In the second quarter of 2002, the Company completed its transitional goodwill impairment review resulting in a non-cash impairment charge of $120 million, which has been reflected in the Consolidated Statements of Income as a cumulative effect of a change in accounting principle. Additionally, the 2001 and 2000 financial statements have been revised to include the transitional disclosures required by FAS 142 (see Note 9).

     FINANCIAL INSTRUMENTS: The Company's financial instruments are primarily comprised of short-term trade and grower receivables, notes receivable and notes payable, as well as long-term grower receivables, notes receivable, notes payable and debentures. For short-term instruments, the historical carrying amount is a reasonable estimate of fair value. Fair values for long-term financial instruments not readily marketable are estimated based upon discounted future cash flows at prevailing market interest rates. Based on these assumptions, management believes the fair market values of the Company's financial instruments are not materially different from their recorded amounts as of December 28, 2002 and December 29, 2001.

     Effective December 31, 2000, the first day of its 2001 fiscal year, the Company adopted Statement of Financial Accounting Standards No. 133 ("FAS 133"), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No.133. FAS 133 requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be reported at fair value with changes in fair value recognized in earnings or other comprehensive income. Recognition depends on whether the derivative is designated and effective as part of a hedge transaction and on the type of hedge transaction (fair value or cash flow). Gains or losses on derivative instruments recorded in other comprehensive income must be reclassified to income during the

                            DOLE FOOD COMPANY, INC.

period in which earnings are affected by the underlying hedged item. The ineffective portion of all hedges impacts earnings as incurred.

     The Company's derivative instruments, as defined by FAS 133, consisted of foreign currency exchange forwards. The Company enters into foreign currency exchange forward contracts to reduce its risk related to anticipated working capital collections and payments denominated in foreign currencies. At December 28, 2002, these contracts are denominated in Japanese yen and are designated as cash flow hedges under FAS 133. The Company's foreign currency exchange forwards, in an aggregate outstanding notional amount of $78 million, were designated and effective as hedges of future cash flows. The fair value of the Company's outstanding foreign currency exchange forwards totaled $(0.9) million and $15 million as of December 28, 2002 and December 29, 2001, respectively, and were included as a component of accumulated other comprehensive loss in shareholders' equity. Settlement of these contracts will occur in 2003. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

     FOREIGN EXCHANGE: For subsidiaries with transactions denominated in currencies other than their functional currency, net foreign exchange transaction gains or losses are included in determining net income. These transactions resulted in a net gain of $19 million in 2002, and net losses of $3 million and $8 million in 2001 and 2000, respectively. Net foreign exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recognized as a component of accumulated other comprehensive loss in shareholders' equity. The impact of such foreign exchange differences has been excluded from the applicable changes in operating assets and liabilities, and the impact on cash has been reflected on the effect of foreign exchange rate changes line as shown in the Consolidated Statements of Cash Flows.

     USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosures of contingent assets and liabilities as of the date of these financial statements. Management's use of estimates also affects the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform with the 2002 presentation. These reclassifications had no impact on previously reported net income or total shareholders' equity.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS: In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("FAS 143"), Accounting for Asset Retirement Obligations. This standard provides accounting guidelines for the cost of legal obligations associated with the retirement of long-lived assets. FAS 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The resulting net cost is then depreciated over the remaining life of the underlying long-lived asset. FAS 143 is effective for fiscal years beginning after June 15, 2002. As required, the Company will adopt the provisions of FAS 143 on December 29, 2002, the first day of its 2003 fiscal year. The Company does not expect the adoption of FAS 143 to have a material impact on its financial condition or results of operations.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("FAS 145"), Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement

                            DOLE FOOD COMPANY, INC.

No. 13, and Technical Corrections. FAS 145 rescinds both Statement of Financial Accounting Standards No. 4 ("FAS 4"), Reporting Gains and Losses from Extinguishment of Debt, and Statement of Financial Accounting Standards No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. In so doing, FAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect, unless the criteria in Accounting Principles Board Opinion No. 30 ("APB 30"), Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, are met. FAS 145 amends Statement of Financial Accounting Standards No. 13 ("FAS 13"), Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions are accounted for in the same manner as sale-leaseback transactions. FAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of FAS 145 related to the rescission of FAS 4 are effective for fiscal years beginning after May 15, 2002. The provisions of FAS 145 related to the amendment of FAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of FAS 145 are effective for financial statements issued on or after May 15, 2002. The Company early adopted the provisions of FAS 145 and included losses from early retirement of debt of $3.4 million for the year ended December 28, 2002 in other (expense) income -- net in the Consolidated Statements of Income.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("FAS 146"), Accounting for Costs Associated with Exit or Disposal Activities. FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). This statement requires that the fair value of an initial liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred as opposed to when the entity commits to an exit plan, thereby eliminating the definition and requirements for recognition of exit costs. The provisions of FAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is in the process of evaluating the impact of this statement and does not expect the adoption of FAS 146 to have a material impact on the Company's financial condition or results of operations.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 specifically identifies certain obligations that are excluded from the provisions related to recognizing a liability at inception, however, these guarantees are subject to the disclosure requirements of FIN 45. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all annual periods ending after December 15, 2002. The Company has included the necessary disclosures in Note 15, Leases and Other Commitments, and Note 16, Contingencies. The Company does not expect the adoption of the recognition requirements of FIN 45 in 2003 to have a material impact on the Company's financial condition or results of operations.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("FAS 148"), Accounting for Stock-Based
Compensation -- Transition and Disclosure, an

                            DOLE FOOD COMPANY, INC.

amendment of FASB Statement No. 123. FAS 148 amends Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, FAS 148 amends certain disclosure requirements of FAS
123. FAS 148 is effective for fiscal years ending after December 15, 2002. As discussed in Note 12, the Company has decided to adopt the fair value method of accounting for stock-based employee compensation in the first quarter of 2003. The Company will apply the prospective method of adoption outlined in FAS 148. The prospective method applies the recognition provisions of FAS 123 to all employee awards granted, modified or settled after the beginning of the fiscal years in which the recognition provisions are first applied. The Company does not expect the adoption of FAS 148 to have a material impact on the Company's financial condition or results of operations.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. This standard clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and addresses consolidation by business enterprises of variable interest entities (more commonly known as Special Purpose Entities or SPEs). FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. FIN 46 also significantly enhances the disclosure requirements related to variable interest entities. This statement is effective for variable interest entities created or in which an enterprise obtains an interest after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003 for all interests in variable interest entities acquired before February 1, 2003. Consolidation of the Company's off-balance sheet leases, if required by the statement, would increase assets and liabilities on the consolidated balance sheet by approximately $168 million. The Company is currently in the process of evaluating the impact of this statement on its financial condition and results of operations.

NOTE 3 -- DISCONTINUED OPERATIONS

     On November 28, 2001, the Company disposed of its 97% interest in the capital stock of Cerveceria Hondurena S.A., a Honduran corporation principally engaged in the beverage business in Honduras ("CHSA" or the "Honduran beverage business"). Such interest in CHSA had been held by two subsidiaries of the Company. The disposition was accomplished by means of a stock exchange transaction in which the Company acquired a subsidiary of South African Breweries plc ("SAB") that held as its sole asset $537 million in cash. The Company received $561 million as consideration for the disposition of CHSA, comprised of $537 million in cash and $24 million of intercompany debt forgiveness between CHSA and a subsidiary of the Company.

     The Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements for 2001 and 2000 have been restated to reflect the Honduran beverage business as a discontinued business segment in accordance with APB 30.

                            DOLE FOOD COMPANY, INC.

     Summarized financial information for the discontinued operations, through November 28, 2001, is as follows (in thousands):

                                                                2001       2000
                                                              --------   --------
Revenues....................................................  $239,006   $260,604
                                                              ========   ========
Income before income taxes..................................  $ 23,648   $ 43,855
Income taxes................................................     4,792     12,290
                                                              --------   --------
Income from discontinued operations, net of income taxes....  $ 18,856   $ 31,565
                                                              ========   ========
Gain on disposal of discontinued operations, net of income
  taxes of $128 million.....................................  $168,626
                                                              ========

     Income before income taxes includes an interest expense allocation of $7 million in both 2001 and 2000. The allocation was based on the ratio of net assets of discontinued operations to consolidated net assets, plus consolidated debt other than debt directly attributed to discontinued operations assumed and debt that was directly attributed to other operations of the Company.

NOTE 4 -- BUSINESS DISPOSITIONS

     On October 1, 2002, the Company sold its wholly owned subsidiary, Saman S.A. ("Saman"), for $6.2 million in cash, net of cash on hand at the date of sale. Saman is a European dried fruit and nut processor held for sale since 2001. The financial results of Saman are included in the packaged foods reporting segment through the effective date of disposal. In the third quarter of 2002, the Company recorded a loss on the sale of approximately $4.1 million, net of transaction expenses. The loss is included in selling, marketing and general and administrative expenses in the Consolidated Statements of Income. Revenues related to Saman for 2002, 2001 and 2000 were $27 million, $50 million and $64 million, respectively. Operating losses related to Saman for 2002 and 2001 were $4 million and $1 million, respectively, and operating income for 2000 was $0.7 million.

     In September 2002, the Company sold all of its 91% interest in and outstanding loans due from Pascual Hermanos, S.A. ("Pascual Hermanos"), a Spanish corporation held for sale since 2001, for approximately $18.1 million, net of cash on hand at the date of sale. The financial results of Pascual Hermanos are included in the fresh vegetables reporting segment through the effective date of disposal. In the third quarter of 2002, the Company recorded a gain on this sale of approximately $4.3 million, net of transaction expenses. The gain is included in selling, marketing and general and administrative expenses in the Consolidated Statements of Income. Revenues related to Pascual Hermanos for 2002, 2001 and 2000 were $26 million, $45 million and $51 million, respectively. Operating income related to Pascual Hermanos for 2002 and 2001 was $4 million and $1 million, respectively, and operating losses for 2000 were $1 million.

     On September 27, 2000, the Company sold the assets of its citrus operations located in California and Arizona for approximately $55 million. Production assets were transferred to the buyer in the third quarter of 2000 for net cash proceeds of $45 million, resulting in a net gain of $8 million. The remaining $10 million of proceeds were for secured grower contracts, approximately half of which were transferred to the buyer in the fourth quarter of 2000, resulting in a net gain of $1 million. The combined $9 million net gain has been reported on a separate line in the Consolidated Statements of Income. Title to the remaining grower contracts

                            DOLE FOOD COMPANY, INC.

was transferred at an amount approximating book value in the first quarter of 2001. The citrus operations had revenues and operating losses of $28 million and $0.3 million, respectively, in 2000.

NOTE 5 -- OTHER GAINS AND CHARGES

     GAIN ON INVESTMENT IN AVAILABLE-FOR-SALE SECURITIES: During the first quarter of 2001, the Company invested in available-for-sale securities with an aggregate cost of $26 million. The securities were sold during the second quarter of 2001 for $34 million, resulting in a non-operating gain of $8 million. The $8 million gain is recorded in other (expense) income -- net in the Consolidated Statement of Income for 2001. For segment reporting purposes, this gain is included in the Corporate and other segment.

     BUSINESS DOWNSIZING CHARGES: In the third quarter of 2000, the Company initiated a plan to downsize its fresh fruit operations, including the complete shutdown of certain activities, due to continuing oversupply and other market conditions affecting the Company's fresh fruit segment. In connection with its plan, the Company recorded a $46 million charge, which was reported in cost of products sold in the Consolidated Statements of Income. The $46 million charge included costs to reduce the Company's existing productive capacity in its banana operations in Latin America and Asia, as well as costs to shut down its melon and citrus farming activities in Honduras and the downsizing of its distribution network in Europe. In its Latin America banana operations, the Company closed certain production sites, severed some employee arrangements, terminated some contracts with independent growers, and divested its controlling interest in a production joint venture in South America. In its Asian banana operations, the Company exited production on certain agricultural lands and terminated some employees and contracts with independent growers. In its European operations, the Company reduced its workforce, primarily in northern Europe. The $46 million charge had been fully utilized by December 28, 2002. A total of 4,880 employees in the Company's operations have been severed as of December 28, 2002.

     In the first quarter of 2001, the Company effected the divestiture of its controlling interest in a banana production joint venture in South America. In its $46 million charge in the third quarter of 2000, the Company recognized asset impairments related to this divestiture totaling $8 million, primarily for goodwill. Upon divestiture, the Company recognized an additional $5 million of asset write-offs in its fresh fruit segment.

     During the second and third quarters of 2001, the Company implemented business reconfiguration programs resulting in $133 million of expenses that were recognized as a component of cost of products sold in the Consolidated Statements of Income. Of the $133 million of expenses, $28 million was recognized in the second quarter of 2001 for the shutdown and related asset sales of the Company's California deciduous and Pacific Northwest apples operations, which included packinghouses, ranches and orchards in California and Washington. The remaining $105 million was recognized in the third quarter of 2001 and included costs associated with the planned divestiture of the Company's Pascual Hermanos vegetables subsidiary in Spain and certain other non-core businesses in Europe, as well as the downsizing of banana and flower operations in Latin America and banana production in the Philippines. The assets impacted by these reconfiguration programs were to be disposed of either by sale or closure. In connection with these reconfiguration programs, 2,906 management and production employees in the Company's operations were initially identified for termination. The majority of the employees identified for termination worked in Pascual Hermanos and the banana and fresh-cut flowers businesses in Latin America.

                            DOLE FOOD COMPANY, INC.

     As discussed in Note 4, the Company sold all of its interest in Pascual Hermanos in the third quarter of 2002. As part of this transaction, the buyer relieved the Company of approximately $20 million of severance liabilities related to Pascual Hermanos employees. As a result, the Company included the severance accruals as part of the net assets in the computation of the sale calculation. Approximately 1,500 employees of the 2,906 employees that were originally identified for termination by the Company worked at Pascual Hermanos. As of December 28, 2002, all employees, excluding the employees of Pascual Hermanos whose employment was assumed by the new owner of Pascual Hermanos, had been severed under the Company's 2001 reconfiguration program. The remaining employee severance accrual at December 28, 2002 relates to unpaid severance costs for terminated employees.

     The amounts recorded, utilized and accrued as of December 28, 2002 in each asset, liability and expense category for the 2001 business reconfiguration programs were as follows (in thousands):

                                                                              ACCRUED AS
                                          2001                   UTILIZED   OF DECEMBER 28,
                                        EXPENSE    ADJUSTMENTS   TO DATE         2002
                                        --------   -----------   --------   ---------------
Property, plant and equipment.........  $ 60,527    $     --     $ 60,527       $   --
Goodwill..............................     4,246          --        4,246           --
Long-term advances....................     6,881          --        6,881           --
Receivables and other assets..........    18,882          --       18,882           --
Accrued costs:
  Employee severance..................    31,878     (20,079)      11,133          666
  Contract terminations...............     4,292        (386)       3,755          151
  Other accrued costs.................     5,978        (679)       2,042        3,257
                                        --------    --------     --------       ------
Total business reconfiguration
  costs...............................  $132,684    $(21,144)    $107,466       $4,074
                                        ========    ========     ========       ======

     Of the total $133 million reconfiguration expense, the Company recognized approximately $90 million in non-cash charges and made cash payments of approximately $17 million through December 28, 2002. Adjustments represent accruals, including the severance accrual discussed above, that were no longer required as a result of the sale of Pascual Hermanos.

     HURRICANE MITCH INSURANCE PROCEEDS: In 2000, the Company received insurance proceeds of $53 million in final settlement of substantially all insurance claims related to losses sustained from Hurricane Mitch ("Mitch"), which devastated portions of Latin America in the fourth quarter of 1998. These proceeds were partially offset by $10 million in rehabilitation and other Mitch-related costs. The net proceeds, which have been reported on a separate line in the Consolidated Statements of Income, were $43 million in 2000.

                            DOLE FOOD COMPANY, INC.

NOTE 6 -- INCOME TAXES

     Income tax expense (benefit) was as follows (in thousands):

                                                           2002      2001      2000
                                                          -------   -------   -------
Current
  Federal, state and local..............................  $29,625   $ 1,213   $ 1,432
  Foreign...............................................    7,676    10,788    13,668
                                                          -------   -------   -------
                                                           37,301    12,001    15,100
                                                          -------   -------   -------
Deferred
  Federal, state and local..............................   13,424    17,856     6,379
  Foreign...............................................    3,064      (509)   (1,932)
                                                          -------   -------   -------
                                                           16,488    17,347     4,447
                                                          -------   -------   -------
                                                          $53,789   $29,348   $19,547
                                                          =======   =======   =======

     Pretax earnings attributable to foreign operations were $225 million, $15 million and $14 million, for 2002, 2001 and 2000, respectively. Undistributed earnings of foreign subsidiaries, which are intended to be indefinitely invested, aggregated $1.4 billion at December 28, 2002. It is not currently practicable to estimate the tax liability that might be payable if these foreign earnings were repatriated.

     The Company's reported income tax expense on continuing operations differed from the expense calculated using the U.S. federal statutory tax rate for the following reasons (in thousands):

                                                           2002      2001      2000
                                                          -------   -------   -------
Expense computed at U.S. federal statutory income tax
  rate of 35%...........................................  $73,495   $(2,706)  $19,473
Foreign income taxed at different rates.................  (37,469)   (6,906)   (5,995)
Dividends from subsidiaries.............................       --       116        --
State and local income tax, net of federal income tax
  benefit...............................................    9,742     5,960     1,698
Valuation allowances....................................   12,756    33,727     7,479
Refund of prior years' taxes............................   (5,008)       --    (3,376)
Other...................................................      273      (843)      268
                                                          -------   -------   -------
Reported income tax expense.............................  $53,789   $29,348   $19,547
                                                          =======   =======   =======

     Total income tax cash payments, net of refunds, for 2002, 2001 and 2000 were $95 million, $18 million and $18 million, respectively.

                            DOLE FOOD COMPANY, INC.

     Deferred tax assets (liabilities) were comprised of the following (in thousands):

                                                                2002       2001
                                                              --------   --------
Operating accruals..........................................  $ 37,312   $ 67,216
Depreciation and amortization...............................    14,160    (13,053)
Inventory valuation methods.................................     2,586      2,316
Effect of differences between book values assigned in prior
  acquisitions and historical tax values....................   (33,445)   (28,894)
Postretirement benefits.....................................    30,029      8,750
Tax credit carryforwards....................................    18,388     11,674
Net operating loss carryforwards............................    26,614     20,151
Asset impairments...........................................     5,835      7,740
Valuation allowances........................................   (63,722)   (50,966)
Other, net..................................................    (3,374)       (10)
                                                              --------   --------
                                                              $ 34,383   $ 24,924
                                                              ========   ========

     The Company has gross net operating loss carryforwards of $88.8 million at December 28, 2002. The Company has recorded deferred tax assets of $26.6 million for foreign net operating loss carryforwards, which, if unused, will expire between 2003 and 2012.

     A valuation allowance was established to offset the deferred tax assets related to certain deferred taxes in foreign jurisdictions. The entire valuation allowance is included in non-current deferred tax assets. The Company has deemed it more likely than not that future taxable income in the relevant foreign taxing jurisdictions will not be sufficient to realize the related income tax benefits for these assets.

     The tax credit carryforward amount of $18.4 million is primarily comprised of foreign tax credits, which can be utilized to reduce regular tax liabilities, which, if unused, will expire in 2006.

                            DOLE FOOD COMPANY, INC.

     Total deferred tax assets and deferred tax liabilities were as follows (in thousands):

                                                                2002        2001
                                                              ---------   ---------
Deferred tax assets.........................................  $ 208,618   $ 223,113
  Deferred tax asset valuation allowance....................    (63,722)    (50,966)
                                                              ---------   ---------
                                                                144,896     172,147
  Deferred tax liabilities..................................   (110,513)   (147,223)
                                                              ---------   ---------
  Net deferred tax assets...................................  $  34,383   $  24,924
                                                              =========   =========
Current deferred tax assets consist of:
  Deferred tax assets.......................................  $  36,859   $  46,053
  Deferred tax liabilities..................................        (17)         --
                                                              ---------   ---------
  Net current deferred tax assets...........................     36,842      46,053
Non-current deferred tax liabilities consist of:
  Deferred tax assets, net of valuation allowance...........    108,037     126,094
  Deferred tax liabilities..................................   (110,496)   (147,223)
                                                              ---------   ---------
  Net non-current deferred tax liabilities..................     (2,459)    (21,129)
                                                              ---------   ---------
  Net deferred tax assets...................................  $  34,383   $  24,924
                                                              =========   =========

     Net non-current deferred tax liabilities are included in other long-term liabilities in the Consolidated Balance Sheets.

     The Company is subject to examination by taxing authorities in the various jurisdictions in which it files tax returns. Matters raised upon audit may involve substantial amounts and could be material if resolved unfavorably. However, as of December 28, 2002, management considered it unlikely that the resolution of any such matters would have a material adverse effect upon the Company's financial condition or results of operations.

                            DOLE FOOD COMPANY, INC.

NOTE 7 -- DETAILS OF CERTAIN ASSETS AND LIABILITIES

     Details of receivables and inventories were as follows (in thousands):

                                                                2002       2001
                                                              --------   --------
Receivables
  Trade.....................................................  $462,652   $466,329
  Notes and other...........................................    68,538    110,763
  Grower advances...........................................    34,924     31,935
  Other.....................................................    10,251     12,227
                                                              --------   --------
                                                               576,365    621,254
  Allowance for doubtful accounts...........................   (70,938)   (89,331)
                                                              --------   --------
                                                              $505,427   $531,923
                                                              ========   ========
Inventories
  Finished products.........................................  $180,580   $157,776
  Raw materials and work in progress........................   111,725    110,989
  Crop growing costs........................................    59,672     55,251
  Operating supplies and other..............................    58,935     62,083
                                                              --------   --------
                                                              $410,912   $386,099
                                                              ========   ========

     Accrued liabilities as of December 28, 2002 and December 29, 2001 included $104 million and $94 million, respectively, of employee-related costs and benefits, $68 million and $65 million, respectively, of amounts due to growers, $47 million and $52 million, respectively, of marketing and advertising costs, and $39 million and $41 million, respectively, of materials and supplies costs. Also included in accrued liabilities at December 29, 2001 is $68 million of income taxes payable, principally related to the sale of the Honduran beverage business. Remaining amounts included in accrued liabilities are comprised of individually insignificant balances in comparison with total current liabilities and aggregated to $190 million and $218 million at December 28, 2002 and December 29, 2001, respectively.

     Other long-term liabilities were as follows (in thousands):

                                                                2002       2001
                                                              --------   --------
Accrued postretirement and other employee benefits..........  $207,859   $160,238
Accrued taxes...............................................   161,612    144,988
Other.......................................................    57,142     64,049
                                                              --------   --------
                                                              $426,613   $369,275
                                                              ========   ========

                            DOLE FOOD COMPANY, INC.

NOTE 8 -- PROPERTY, PLANT AND EQUIPMENT

     Major classes of property, plant and equipment were as follows (in thousands):

                                                                 2002         2001
                                                              ----------   ----------
Land and land improvements..................................  $  400,711   $  418,063
Buildings and improvements..................................     383,084      344,893
Machinery and equipment.....................................   1,058,953      925,230
Equipment under capital leases..............................      40,460       25,400
Construction in progress....................................      61,340       86,084
                                                              ----------   ----------
                                                               1,944,548    1,799,670
Accumulated depreciation....................................    (917,983)    (882,445)
                                                              ----------   ----------
                                                              $1,026,565   $  917,225
                                                              ==========   ==========

     Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets as follows:

                                                                       YEARS
                                                               ----------------------
Land improvements...........................................          5 to 40
Buildings and improvements..................................          3 to 50
Machinery and equipment.....................................          2 to 35
Equipment under capital leases..............................   Shorter of useful life
                                                                  or life of lease

     Depreciation expense for 2002, 2001 and 2000 totaled $108 million, $97 million and $104 million, respectively.

NOTE 9 -- GOODWILL

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("FAS 141"), Business Combinations, and No. 142 ("FAS 142"), Goodwill and Other Intangible Assets. These statements, among other things, eliminate the pooling of interests method of accounting for business combinations as of June 30, 2001, eliminate the amortization of goodwill for all fiscal years beginning after December 15, 2001, and require that goodwill be reviewed annually, or more frequently if impairment indicators arise, for impairment. The Company adopted FAS 141 and FAS 142 with respect to new goodwill as of July 1, 2001 and adopted FAS 142 with respect to existing goodwill as of December 30, 2001, the first day of its 2002 fiscal year. The adoption of FAS 141 did not impact the Company's financial condition or results of operations. Upon the adoption of FAS 142, the Company ceased amortizing existing goodwill.

     During the second quarter of 2002, the Company completed the two-step process of the transitional goodwill impairment test prescribed in FAS 142 with respect to existing goodwill. The first step of the transitional goodwill impairment test involved a comparison of the fair value of each of the Company's reporting units, as defined under FAS 142, with its carrying amount. If the carrying amount exceeded the fair value of a reporting unit, the Company was required to perform the second step of the transitional goodwill impairment test. As a result of the outcome of the first step relative to the fresh-cut flowers reporting unit, the Company was required to perform the second step of the transitional goodwill impairment test for this reporting unit. The second step involved comparing the implied fair value of the fresh-cut

                            DOLE FOOD COMPANY, INC.

flowers reporting unit's goodwill to its carrying value to measure the amount of impairment. The transitional goodwill impairment test resulted in the Company recognizing a non-cash transitional goodwill impairment charge of $120 million related entirely to the fresh-cut flowers reporting unit. As required by FAS 142, the $120 million charge is reflected as a cumulative effect of a change in accounting principle in the Company's Consolidated Statement of Income for the year ended December 28, 2002. There was no income tax effect on the impairment charge as the charge primarily related to goodwill in foreign operations where the Company believes it is more likely than not that future taxable income in these operations will not be sufficient to realize the related income tax benefits associated with the charge. The charge represented a total write-off of the goodwill in the fresh-cut flowers reporting unit. The fair value of the fresh-cut flowers reporting unit was determined based on discounted cash flows that the business expects to generate in the future. The circumstances leading to the goodwill impairment in the fresh-cut flowers reporting unit include the fact that the flower industry is less attractive than the Company had expected in 1998 when it made its acquisitions in this industry and that the Company's progress in integrating the acquired businesses has been slower than expected.

     The following presents a reconciliation of reported net income and earnings per share from continuing operations, adjusted to exclude goodwill amortization (in thousands, except per share amounts). The goodwill amortization associated with discontinued operations was immaterial.

                                                                2001      2000
                                                              --------   -------
(Loss) income from continuing operations, net of income
  taxes, as reported........................................  $(37,078)  $36,090
Add: goodwill amortization..................................    11,408    12,400
                                                              --------   -------
Adjusted net (loss) income from continuing operations.......  $(25,670)  $48,490
                                                              ========   =======
(Loss) earnings per common share from continuing operations, as reported - basic.......................................  $  (0.66)  $  0.65
Add: goodwill amortization..................................      0.20      0.22
                                                              --------   -------
Adjusted (loss) earnings per common share from continuing
  operations -- basic.......................................  $  (0.46)  $  0.87
                                                              ========   =======
(Loss) earnings per common share from continuing operations, as reported - diluted.....................................  $  (0.66)  $  0.65
Add: goodwill amortization..................................      0.20      0.22
                                                              --------   -------
Adjusted (loss) earnings per common share from continuing
  operations - diluted......................................  $  (0.46)  $  0.87
                                                              ========   =======

     The following table displays the changes in the carrying amount of goodwill by operating segment for the year ended December 28, 2002 (in thousands):

                                         BALANCE                                   FOREIGN      BALANCE
                                       DECEMBER 29,   IMPAIRMENT                  EXCHANGE    DECEMBER 28,
                                           2001         CHARGE     DISPOSITIONS   AND OTHER       2002
                                       ------------   ----------   ------------   ---------   ------------
Fresh fruit..........................    $132,553     $      --      $    --        $(473)      $132,080
Packaged foods.......................       3,476            --       (3,476)          --             --
Fresh-cut flowers....................     119,917      (119,917)          --           --             --
                                         --------     ---------      -------        -----       --------
                                         $255,946     $(119,917)     $(3,476)       $(473)      $132,080
                                         ========     =========      =======        =====       ========

                            DOLE FOOD COMPANY, INC.

     The $3.5 million disposition of goodwill relates to the sale of Saman, as discussed in Note 4. There were no additions made to goodwill during the year.

NOTE 10 -- DEBT

     Long-term debt consisted of the following amounts (in thousands):

                                                                 2002        2001
                                                              ----------   --------
Unsecured debt
  7% notes due 2003.........................................  $  209,756   $300,000
  6.375% notes due 2005.....................................     300,000    300,000
  7.25% notes due 2009......................................     400,000         --
  7.875% debentures due 2013................................     155,000    175,000
  Various other notes due 2003 -- 2005 at an average
     interest rate of 16.5% (17.3% in 2001).................       4,382      7,828
Secured debt
  Contracts and notes due 2003 -- 2014, at an average
     interest rate of 4.5% (5.8% in 2001)...................       9,011     18,997
Capital lease obligation....................................      37,857     25,400
Unamortized debt discount...................................      (2,713)    (1,309)
                                                              ----------   --------
                                                               1,113,293    825,916
Current maturities..........................................    (230,813)    (9,792)
                                                              ----------   --------
                                                              $  882,480   $816,124
                                                              ==========   ========

     The Company estimates the fair value of its fixed interest rate unsecured debt based on current quoted market prices. The estimated fair value of unsecured notes (face value $1,065 million in 2002 and $775 million 2001) was approximately $1,063 million as of December 28, 2002 and $760 million as of December 29, 2001.

     In April 2002, the Company completed the sale and issuance of $400 million aggregate principal amount of 7.25% Senior Notes due 2009 (the "Original Notes") at a discount of $2 million to face value. The Original Notes were sold in a private placement under Rule 144A and Regulation S promulgated by the Securities and Exchange Commission ("SEC"). The sale was exempt from the registration requirements of the Securities Act of 1933, as amended. The Company subsequently filed a registration statement with the SEC offering holders of the Original Notes the opportunity to exchange their Original Notes for publicly registered notes (the "Notes") having substantially identical terms, except for certain restrictions on transfer that pertained only to the Original Notes. On July 23, 2002, this exchange offer expired; all of the Original Notes were tendered in the exchange offer and were accepted. Interest on the Notes will be paid semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2002. The Notes are unsecured senior obligations of the Company and rank equally with the Company's outstanding senior unsecured debt.

     The Company's issued notes and debentures place certain restrictions on the Company's ability to issue secured debt. At December 28, 2002, the Company was in compliance with these restrictions.

     During the year ended December 28, 2002, the Company repurchased approximately $90 million of its $300 million 7% unsecured Senior Notes due in 2003 and approximately

                            DOLE FOOD COMPANY, INC.

$20 million of its $175 million 7.875% unsecured debentures due in 2013. In connection with these repurchases, the Company recorded a loss on early retirement of debt of $3.4 million.

     In July 1998, the Company extended its five-year, $400 million revolving credit facility (the "Long-Term Facility") to 2003. At the Company's option, borrowings under the Long-Term Facility, which are unsecured, bear interest at certain percentages over the agent's prime rate or the London Interbank Offered Rate ("LIBOR"). Provisions under the Long-Term Facility require the Company to comply with certain financial covenants, which include a maximum permitted ratio of consolidated debt to net worth and a minimum required fixed charge coverage ratio. As of December 28, 2002, the Company was in compliance with these covenants. The Company may also borrow under uncommitted lines of credit at rates offered from time to time by various banks that may not be lenders under the Long-Term Facility. As of December 28, 2002 and December 29, 2001, the Company had no outstanding borrowings under its uncommitted lines of credit and no outstanding borrowings under the Long-Term Facility.

     In August 2002, the Company's $200 million 364-day revolving credit facility expired. The Company had no borrowings under this facility during the year.

     Maturities with respect to long-term debt as of December 28, 2002 were as follows (in thousands):

YEAR                                                            AMOUNT
----                                                          ----------
2003........................................................  $  230,813
2004........................................................      24,946
2005........................................................     301,100
2006........................................................         310
2007........................................................         261
2008 and thereafter.........................................     555,863
                                                              ----------
Total.......................................................  $1,113,293
                                                              ==========

     Interest payments on borrowings, excluding amounts related to discontinued operations, totaled $76 million, $72 million and $95 million during 2002, 2001 and 2000, respectively.

     Notes payable consist of short-term amounts due to various suppliers received by the Company in the normal course of business.

NOTE 11 - EMPLOYEE BENEFIT PLANS

     The Company has qualified and non-qualified defined benefit pension plans covering certain full-time employees. Benefits under these plans are generally based on each employee's eligible compensation and years of service, except for certain hourly plans, which are based on negotiated benefits. In addition to pension plans, the Company has other postretirement benefit ("OPRB") plans that provide certain health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age.

     For U.S. plans, the Company's general policy is to fund the normal cost plus a 15-year amortization of the unfunded liability. Most of the Company's international pension plans and all of its OPRB plans are unfunded.

                            DOLE FOOD COMPANY, INC.

     The status of the Company's defined benefit pension plans was as follows (in thousands):

                                                  U.S. PENSION PLANS     INTERNATIONAL PENSION PLANS        OPRB PLANS
                                                  -------------------   -----------------------------   -------------------
                                                    2002       2001         2002            2001          2002       2001
                                                  --------   --------   -------------   -------------   --------   --------
Change in projected benefit obligation
  Benefit obligation at beginning of year.......  $279,680   $307,745   $      32,663   $      29,370   $ 70,864   $ 63,339
  Service cost..................................     2,281      3,684           2,003           1,996        113        110
  Interest cost.................................    19,311     22,074           3,664           3,790      4,802      4,343
  Participant contributions.....................        --         --              22              22         --         --
  Plan amendments...............................        --         --              --           1,977         --     (3,193)
  Foreign exchange rate changes.................        --         --          (1,755)           (660)        --         --
  Actuarial (gain) loss.........................    (1,240)   (13,902)         (3,308)           (298)     2,450     12,139
  Reduction in projected benefit obligation for
    plan freeze.................................        --    (13,071)             --            (120)        --         --
  Curtailments, settlements and terminations,
    net.........................................        --         --          (1,014)            814         --         --
  Benefits paid.................................   (26,594)   (26,850)         (3,155)         (4,228)    (6,213)    (5,874)
                                                  --------   --------   -------------   -------------   --------   --------
  Benefit obligation at end of year.............  $273,438   $279,680   $      29,120   $      32,663   $ 72,016   $ 70,864
                                                  ========   ========   =============   =============   ========   ========
Change in plan assets
  Fair value of plan assets at beginning of
    year........................................  $263,118   $309,554   $       2,232   $       1,930   $     --   $     --
  Actual return on plan assets..................   (25,409)   (22,437)            207             201         --         --
  Company contributions.........................     1,444      2,851           8,311           4,348      6,213      5,874
  Participant contributions.....................        --         --              22              22         --         --
  Foreign exchange rate changes.................        --         --            (117)            (41)        --         --
  Settlements...................................        --         --          (5,183)             --         --         --
  Benefits paid.................................   (26,594)   (26,850)         (3,155)         (4,228)    (6,213)    (5,874)
                                                  --------   --------   -------------   -------------   --------   --------
  Fair value of plan assets at end of year......  $212,559   $263,118   $       2,317   $       2,232   $     --   $     --
                                                  ========   ========   =============   =============   ========   ========
  Funded status.................................  $(60,879)  $(16,562)  $     (26,797)  $     (30,431)  $(72,016)  $(70,864)
  Unrecognized net loss (gain)..................    75,315     24,621             486           1,252     (6,250)    (5,734)
  Unrecognized prior service cost (benefit).....        47      2,132           2,769           3,706     (4,247)    (4,837)
  Unrecognized net transition (asset)
    obligation..................................       (51)       (97)            817             982         --         --
                                                  --------   --------   -------------   -------------   --------   --------
  Net balance sheet asset (liability)...........  $ 14,432   $ 10,094   $     (22,725)  $     (24,491)  $(82,513)  $(81,435)
                                                  ========   ========   =============   =============   ========   ========
Net amount recognized in the Consolidated
  Balance Sheets
  Prepaid benefit cost..........................  $ 20,883   $ 17,580   $         234   $          18   $     --   $     --
  Accrued benefit liability.....................   (69,349)   (34,276)        (27,361)        (30,199)   (82,513)   (81,435)
  Intangible asset..............................        --      2,072           3,333           4,045         --         --
  Accumulated other comprehensive loss..........    62,898     24,718           1,069           1,645         --         --
                                                  --------   --------   -------------   -------------   --------   --------
                                                  $ 14,432   $ 10,094   $     (22,725)  $     (24,491)  $(82,513)  $(81,435)
                                                  ========   ========   =============   =============   ========   ========

                            DOLE FOOD COMPANY, INC.

                                                  U.S. PENSION PLANS     INTERNATIONAL PENSION PLANS        OPRB PLANS
                                                  -------------------   -----------------------------   -------------------
                                                    2002       2001         2002            2001          2002       2001
                                                  --------   --------   -------------   -------------   --------   --------
Rate assumptions:
  Discount rate.................................      6.75%      7.25%    6.75% to 20%    7.25% to 20%      6.75%      7.25%
  Compensation increases........................      4.50%      4.50%   4.5% to 17.5%   4.5% to 17.5%      4.50%      4.50%
  Rate of return on plan assets.................      9.25%      9.25%    9.25% to 15%    9.25% to 20%

     International plan discount rates, assumed rates of increase in future compensation and expected long-term return on assets differ significantly from the assumptions used for U.S. plans due to differences in the local economic conditions in which the international plans are based.

     The accumulated postretirement benefit obligation ("APBO") for the Company's OPRB plans in 2002 was determined using an assumed annual rate of increase in the per capita cost of covered health care benefits of 9% in 2003 decreasing to 5.5% in 2007 and thereafter. The annual rate of increase assumed in the 2001 APBO was 10% in 2002 decreasing to 5.5% in 2007 and thereafter. An increase in the assumed health care cost trend rate of one percentage point in each year would have increased the Company's APBO as of December 28, 2002 by $9.7 million and would have increased the service and interest cost components of postretirement benefit expense for 2002 by $0.7 million, in aggregate. A decrease in the assumed health care cost trend rate by one percentage point in each year would have decreased the Company's APBO as of December 28, 2002 by $9.1 million and would have decreased the service and interest cost components of postretirement benefit expense for 2002 by $0.6 million, in aggregate.

     The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $267 million, $263 million and $171 million, respectively, as of December 28, 2002, and $277 million, $270 million and $212 million, respectively, as of December 29, 2001.

                            DOLE FOOD COMPANY, INC.

     The components of net periodic benefit cost for the U.S. and international plans were as follows (in thousands):

                                                 PENSION PLANS                    OPRB PLANS
                                         ------------------------------   --------------------------
                                           2002       2001       2000      2002     2001      2000
                                         --------   --------   --------   ------   -------   -------
Components of net periodic benefit cost
  Service cost.........................  $  4,284   $  5,680   $  6,329   $  113   $   110   $   225
  Interest cost........................    22,975     25,864     26,383    4,802     4,343     4,862
  Expected return on plan assets.......   (27,764)   (27,654)   (26,959)      --        --        --
  Amortization of:
     Unrecognized net loss (gain)......       279        112         10     (126)   (1,476)   (1,473)
     Unrecognized prior service cost
       (benefit).......................       476        572        337     (590)     (590)     (196)
     Unrecognized net transition
       obligation (asset)..............        75         76        (75)      --        --        --
     Curtailment, settlements and
       terminations, net...............     2,400      1,464         --       --        --        --
                                         --------   --------   --------   ------   -------   -------
                                         $  2,725   $  6,114   $  6,025   $4,199   $ 2,387   $ 3,418
                                         ========   ========   ========   ======   =======   =======

     In 2001, the Company recognized $1 million for special termination benefits associated with the downsizing of banana operations in Asia. During 2001, the Company's U.S. pension plans and a portion of its international pension plans were frozen. Effective January 1, 2002, no new pension benefit will accrue, with the exception of a transition benefit for long-term employees. The Company recognized curtailment losses of less than $1 million for the pension plan freeze. The $13 million associated with the reduction of the projected benefit obligation associated with the freezing of such plans was offset against unrecognized net loss.

     The Company offers defined contribution plans to eligible employees. Such employees may defer a percentage of their annual compensation primarily to supplement their retirement income. Some of these plans provide for Company contributions based on a percentage of each participant's contribution, subject to a maximum contribution by the Company. Company contributions to its defined contribution plans totaled $10 million in 2002 and $7 million in both 2001 and 2000. The Company has doubled its match of the participant's contribution to the U.S. defined contribution plan, effective January 1, 2002. The Company also provides postretirement benefits to the employees of certain of its international subsidiaries under various government-mandated plans. Accrued benefits and costs related to such plans totaled $21 million and $3 million at December 28, 2002 and for the year then ended, respectively.

     The Company is also party to various industry-wide collective bargaining agreements that provide pension benefits. Total contributions to these plans and direct payments to eligible participants were approximately $1 million in each of 2002, 2001 and 2000.

                            DOLE FOOD COMPANY, INC.

NOTE 12 -- STOCK-BASED COMPENSATION

     Under the 1991 and 2001 Stock Option and Award Plans (the "Option Plans"), the Company can grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards and performance share awards to officers and key employees of the Company. Stock options generally vest over a three-year period or based on stock price appreciation and may be exercised for up to 10 years from the date of grant, as determined by the Corporate Compensation and Benefits Committee of the Company's Board of Directors. In 2001, all remaining options outstanding under the 1982 Stock Option and Award Plan expired.

     Under the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), each active non-employee director receives a grant of 1,500 non-qualified stock options (the "Options") on February 15th (or the first trading day thereafter) of each year. The Options vest over three years and expire 10 years after the date of grant or upon early termination as defined by the plan agreement.

     The Company has a long-term incentive award plan that provides an award to employees upon achieving specific performance targets, including earnings per share and stock price performance. The awards can be paid in stock or cash at the discretion of the Corporate Compensation and Benefits Committee of the Company's Board of Directors. During 2002, a total of 9,729 shares were awarded to employees for meeting certain performance targets of the plan.

     Changes in outstanding stock options were as follows (shares in thousands):

                                            OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                                         -------------------------   -------------------------
                                                  WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
                                         SHARES        PRICE         SHARES        PRICE
                                         ------   ----------------   ------   ----------------
January 1, 2000........................  3,309         $31.94        1,224         $33.85
Granted at market price................    639          12.91
Granted above market price.............     74          34.20
Exercised..............................     --             --
Cancelled..............................   (327)         33.02
                                         -----         ------
December 30, 2000......................  3,695          28.60        1,410         $33.71
Granted at market price................    670          16.17
Exercised..............................    (18)         13.63
Cancelled..............................   (767)         31.19
                                         -----         ------
December 29, 2001......................  3,580          25.79        2,059         $24.18
Granted at market price................    986          26.59
Exercised..............................   (320)         16.22
Cancelled..............................   (238)         28.50
                                         =====         ======
December 28, 2002......................  4,008         $26.59        2,275         $23.02
                                         =====         ======

                            DOLE FOOD COMPANY, INC.

     The following tables summarizes information about stock options outstanding as of December 28, 2002 (shares in thousands):

                                            OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                    -----------------------------------   ------------------------------
                                                  WEIGHTED    WEIGHTED-                        WEIGHTED-
                                                   AVERAGE     AVERAGE                          AVERAGE
                                      NUMBER      REMAINING   EXERCISE          NUMBER         EXERCISE
RANGE OF EXERCISE PRICES            OUTSTANDING     YEARS       PRICE        EXERCISABLE         PRICE
------------------------            -----------   ---------   ---------   ------------------   ---------
$12.69 to $17.00..................     1,393        7.69       $14.52           1,311           $14.44
$22.20 to $27.49..................     1,104        7.19        26.22             288            26.13
$28.25 to $32.80..................       591        5.61        28.97             216            29.49
$38.50 to $54.81..................       920        4.17        43.78             460            42.49
                                       -----        ----       ------           -----           ------
$12.69 to $54.81..................     4,008        6.43       $26.59           2,275           $23.02
                                       =====        ====       ======           =====           ======

     The weighted-average fair values of each stock option granted during 2002, 2001 and 2000 of $9.29, $5.34, $4.02, respectively, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                             2002      2001      2000
                                                            -------   -------   -------
Dividend yields...........................................      2.3%      2.5%      2.9%
Expected volatility.......................................     34.3%     33.7%     32.6%
Risk free interest rates..................................      4.8%      5.0%      5.9%
Expected lives............................................  7 years   7 years   7 years

     The Company accounts for employee stock-based compensation related to the Option Plans under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. As the Company's stock options were granted at or above market price on the date of grant, no compensation costs were recognized in the accompanying Consolidated Statements of Income for 2002, 2001 and 2000. Had compensation costs been determined under FAS 123, pro-forma net income and net income per common share would have been as follows (in thousands, except per share data):

                                                          2002       2001      2000
                                                         -------   --------   -------
Net income
  As reported..........................................  $36,281   $150,404   $67,655
  Pro-forma............................................  $33,762   $148,053   $64,981
Earnings per common share -- basic
  As reported..........................................  $  0.64   $   2.69   $  1.21
  Pro-forma............................................  $  0.60   $   2.65   $  1.16
Earnings per common share -- diluted
  As reported..........................................  $  0.64   $   2.67   $  1.21
  Pro-forma............................................  $  0.60   $   2.63   $  1.16

     The Company has decided to expense the cost of employee stock options and, accordingly, will adopt the fair value method defined in FAS 123 in the first quarter of 2003. FAS 148 provides three alternatives for transitioning to the fair value method of accounting: the prospective method which recognizes the fair value expense for all awards granted in the year of adoption but not previous awards; the modified prospective method which recognizes the fair value expense for the unvested portion of all stock options granted, modified or settled since 1994 (i.e., the unvested portion of the prior awards or those granted in the year of

                            DOLE FOOD COMPANY, INC.

adoption must be recorded using the fair value method); and the retroactive restatement method which is similar to the modified prospective method except that all prior periods are restated. The Company will apply the prospective method of adoption in FAS 148, and accordingly, all employee stock option grants or modifications from the first quarter 2003 and forward will be expensed over the stock option vesting period based on the fair value at the date the options are granted or modified. The Company does not anticipate significant changes to future option awards after the adoption of the fair value method. However, if the transaction described in Note 18 is consummated, the Company expects that no further options will be granted.

NOTE 13 -- SHAREHOLDERS' EQUITY

     The Company's authorized share capital as of December 28, 2002 consisted of 80 million shares of no par value common stock of which approximately 56.2 million and 55.9 million were issued and outstanding as of December 28, 2002 and December 29, 2001, respectively, and 30 million shares of no par value preferred stock, issuable in series, none of which has been issued. As of December 28, 2002, approximately 5.6 million shares and 0.1 million shares of common stock were reserved for issuance under the Company's Option Plans and Directors' Plan, respectively. As of December 28, 2002, approximately 3.3 million shares remain authorized for repurchase under the Company's existing stock repurchase program. No shares were repurchased during 2002, 2001 and 2000.

     The Company's policy is to pay quarterly dividends on its common shares based on current and expected earnings, cash needs of the Company and future prospects. In December 2001, the Company's Board of Directors approved an increase in the annual dividend paid to shareholders by 50% from 40 cents to 60 cents. As a result, effective the first quarter of 2002, quarterly dividends on common shares are paid at an annual rate of 60 cents per share. Total dividends for the years ended December 28, 2002, December 29, 2001 and December 30, 2000 amounted to $33.6 million, $22.3 million and $22.3 million, respectively.

NOTE 14 -- BUSINESS SEGMENTS

     The Company has four primary reportable operating segments: fresh fruit, fresh vegetables, packaged foods, and fresh-cut flowers. The fresh fruit segment contains several operating segments that produce and market fresh fruit to wholesale, retail and institutional customers worldwide. The fresh vegetables segment contains operating segments that produce and market commodity vegetables and ready-to-eat packaged vegetables to wholesale, retail and institutional customers primarily in North America, Europe and Asia. Both the fresh fruit and fresh vegetable segments sell produce grown by a combination of Company-owned and independent farms. The packaged foods segment contains several operating segments that produce and market packaged foods, including fruit, juices and snack foods. The Company's fresh-cut flowers segment sources, imports and markets fresh-cut flowers, grown mainly in Colombia and Ecuador, primarily to wholesale florists and supermarkets in the United States. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

     Management evaluates and monitors segment performance primarily through earnings on continuing operations before interest expense and income taxes ("EBIT"). EBIT, which is disclosed as a line in the Consolidated Statements of Income, is calculated by adding interest income and other (expense) income -- net to operating income. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well

                            DOLE FOOD COMPANY, INC.

as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Additionally, the Company's computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBIT in the same fashion.

     Accounting policies of the four primary reportable operating segments, other operating segments, and Corporate and other are the same as those described in the summary of significant accounting policies. The results of operations and financial position of the four primary reportable operating segments, other operating segments, and corporate and other were as follows (in thousands):

                                                      2002         2001         2000
                                                   ----------   ----------   ----------
Revenues from external customers
  Fresh fruit....................................  $2,772,758   $2,701,422   $2,756,256
  Fresh vegetables...............................     825,559      827,528      845,776
  Packaged foods.................................     588,991      556,143      560,365
  Fresh-cut flowers..............................     173,927      196,430      200,473
  Other operating segments.......................      30,838       33,298       37,243
                                                   ----------   ----------   ----------
                                                   $4,392,073   $4,314,821   $4,400,113
                                                   ==========   ==========   ==========
EBIT
  Fresh fruit....................................  $  217,844   $   48,478   $    1,536
  Fresh vegetables...............................      82,699       47,793       77,084
  Packaged foods.................................      64,905       43,684       56,877
  Fresh-cut flowers..............................      (5,925)     (18,717)         293
  Other operating segments.......................         713         (837)        (878)
                                                   ----------   ----------   ----------
  Total operating segments.......................     360,236      120,401      134,912
  Corporate and other EBIT.......................     (69,359)     (57,423)      11,170
                                                   ----------   ----------   ----------
                                                   $  290,877   $   62,978   $  146,082
                                                   ==========   ==========   ==========
Assets
  Fresh fruit....................................  $1,509,424   $1,407,979   $1,494,214
  Fresh vegetables...............................     274,867      340,975      354,279
  Packaged foods.................................     347,395      355,499      573,864
  Fresh-cut flowers..............................     155,863      288,142      278,704
  Other operating segments.......................      10,575        8,963       21,546
                                                   ----------   ----------   ----------
  Total operating segments.......................   2,298,124    2,401,558    2,722,607
  Corporate and other............................     738,728      366,264       78,727
                                                   ----------   ----------   ----------
                                                   $3,036,852   $2,767,822   $2,801,334
                                                   ==========   ==========   ==========
Depreciation and amortization
  Fresh fruit....................................  $   69,257   $   70,512   $   77,281
  Fresh vegetables...............................      13,179       14,557       14,308

                            DOLE FOOD COMPANY, INC.

                                                      2002         2001         2000
                                                   ----------   ----------   ----------
  Packaged foods.................................      12,245       14,006       15,409
  Fresh-cut flowers..............................       6,166        9,578        9,176
  Other operating segments.......................         608          610          683
  Corporate and other............................       6,221        8,691        8,486
                                                   ----------   ----------   ----------
                                                   $  107,676   $  117,954   $  125,343
                                                   ==========   ==========   ==========
Capital additions
  Fresh fruit....................................  $  171,249   $   58,853   $   60,485
  Fresh vegetables...............................      13,523       16,770       13,012
  Packaged foods.................................      16,785       10,011       15,766
  Fresh-cut flowers..............................       2,629       31,297       15,864
  Other operating segments.......................         867          217        1,589
  Corporate and other............................      28,620        2,604        3,839
                                                   ----------   ----------   ----------
                                                   $  233,673   $  119,752   $  110,555
                                                   ==========   ==========   ==========

     The adoption of EITF 01-9, in 2002, reduced previously reported revenues and selling, marketing and general and administrative expenses by $9 million, $46 million and $79 in the fresh fruit, fresh vegetables and packaged foods operating segments, respectively, in 2001 and by $8 million, $40 million and $54 million in the fresh fruit, fresh vegetables and packaged foods operating segments, respectively, in 2000. The adoption had no impact on segment EBIT (see
Note 2).

     Corporate and other EBIT includes general and administrative costs not allocated to operating segments. In 2000, Corporate and other EBIT included net Hurricane Mitch insurance proceeds of $43 million and a gain on the sale of citrus assets of $9 million.

     The Company's revenues from external customers and net property, plant and equipment by geographic area were as follows (in thousands):

                                                      2002         2001         2000
                                                   ----------   ----------   ----------
Revenues from external customers
  United States..................................  $2,117,889   $2,048,629   $2,029,992
  Japan..........................................     559,256      516,317      594,823
  Sweden.........................................     366,405      353,092      362,854
  Germany........................................     310,702      311,629      307,571
  France.........................................     133,646      149,097      164,453
  Italy..........................................     101,067      101,010       90,051
  Other international............................     803,108      835,047      850,369
                                                   ----------   ----------   ----------
                                                   $4,392,073   $4,314,821   $4,400,113
                                                   ==========   ==========   ==========

                            DOLE FOOD COMPANY, INC.

                                                      2002         2001         2000
                                                   ----------   ----------   ----------
Property, plant and equipment, net
  United States..................................  $  320,934   $  332,614   $  358,042
  Oceangoing assets..............................     192,820       76,597       62,261
  Ecuador........................................      79,859       67,287       60,333
  Costa Rica.....................................      77,632       79,085       92,795
  Philippines....................................      74,370       76,978       70,775
  Colombia.......................................      58,454       66,978       91,217
  Other international............................     222,496      217,686      242,247
                                                   ----------   ----------   ----------
                                                   $1,026,565   $  917,225   $  977,670
                                                   ==========   ==========   ==========

NOTE 15 -- LEASES AND OTHER COMMITMENTS

     The Company has obligations under non-cancelable operating leases, primarily for vessel charters and containers, as well as for certain equipment and office facilities. Certain agricultural land leases provide for increases in minimum rentals based on production. Lease payments under a significant portion of the Company's operating leases are based on variable interest rates. Total rental expense, including rent related to cancelable and non-cancelable leases was $109 million, $126 million and $148 million (net of sublease income of $15 million, $13 million and $10 million) for 2002, 2001 and 2000, respectively. The Company capitalized equipment under capital leases of $15 million in 2002 and $25 million in 2001. The Company is required to maintain certain financial covenants, including minimum financial ratios, on both capitalized and operating leases, which, if not met, would require the Company to purchase the leased assets for amounts approximating its residual value.

     The Company has both purchase and renewal options under various off-balance sheet vessel, container and office leases. As of December 28, 2002, the Company's maximum potential undiscounted future payments on residual value guarantees on such leases totaled approximately $140 million. These guarantees generally become payable based on the difference, if any, between the fair market value of the leased asset at the lease termination date and the guaranteed residual value. At December 28, 2002, the fair market values of the underlying leased assets in each of these leases was greater than the applicable residual guarantees, and accordingly, no liability has been recorded for these guarantees. As disclosed in Note 2, the Company is currently in the process of evaluating the impact, if any, of the adoption of FIN 46 on its financial condition and results of operations. Consolidation of the Company's off-balance sheet leases, if required by the statement, would increase assets and liabilities on the consolidated balance sheet by approximately $168 million.

                            DOLE FOOD COMPANY, INC.

     As of December 28, 2002, the Company's aggregate non-cancelable minimum lease commitments, including residual value guarantees, before sublease income, were as follows (in thousands):

  2003......................................................   $ 84,938
  2004......................................................    119,752
  2005......................................................     84,494
  2006......................................................     27,260
  2007......................................................     19,043
  2008 and thereafter.......................................    110,188
                                                               --------
Total.......................................................   $445,675
                                                               ========

     Total future sublease income is $38 million.

NOTE 16 - CONTINGENCIES

     The Company is a guarantor of indebtedness of certain key fruit suppliers and other entities integral to the Company's operations. At December 28, 2002, the Company's guarantees primarily comprise of guarantees for bank loans to its growers of $5 million, guarantees to foreign regulatory authorities of $21 million, and various commercial bank guarantees of $8 million.

     Grower guarantees represent guarantees of amounts advanced to independent growers that supply the Company with product. The advances are made under third party bank agreements, which are guaranteed by the Company. The Company carefully monitors amounts outstanding under the bank agreements and records an allowance for any amounts which it believes will not be recoverable from the growers. This determination includes assessing the financial strength of the growers, their historical payment history and the age of outstanding and unpaid advances.

     The Company also provides guarantees to various regulatory authorities, primarily in Europe, in order to comply with foreign regulations when operating businesses overseas. The most significant of these guarantees, for banana import license fees, are granted to the European Union member states' agricultural authority. The Company's subsidiaries obtain guarantees from commercial banks, which are then secured by the Company's guarantee to the bank. The Company has not historically experienced any significant losses associated with these guarantees.

     The Company also provides various guarantees, mostly to foreign banks, in the course of its normal business operations to support the borrowings, leases and other obligations of its subsidiaries and key business partners. The Company has not historically experienced any significant losses associated with these guarantees.

     In connection with the acquisition of its 60% interest in Saba Trading AB in 1998, the Company has the right to purchase (the "call option"), at its sole discretion, the minority shareholders' entire interest in Saba during either January 2004 or January 2008. In addition, each minority shareholder separately has the right to require the Company to purchase (the "put option") the shareholders' interest during either February 2005 or February 2008. The call option price and the put option price are computed based upon formulas as specified in the agreements. In the event that each minority shareholder exercises its put option, the minimum

                            DOLE FOOD COMPANY, INC.

aggregate price payable by the Company for these minority interests under these formulas would approximate $56 million at December 28, 2002.

     The Company is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. The Company has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an on-going worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of on-going discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which the Company is a party are not expected to have a material adverse effect, individually or in the aggregate, on the Company's financial condition or results of operations.

     A significant portion of the Company's legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. The Company and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. The Company halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on the apparent link between male sterility and exposure to DBCP among factory workers producing the product in 1977, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

     Currently there are 808 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP. Nine of these lawsuits are currently pending in various jurisdictions in the United States, with the remainder pending in Latin America and the Philippines. Claimed damages total $15.8 billion, with the lawsuits in Nicaragua representing 73% of this amount. In almost all of these cases, the Company is a joint defendant with the major DBCP manufacturers and, typically, other banana growers. To date, none of these lawsuits has resulted in a verdict or judgment against the Company. However, as described below, a judgment has been rendered in a DBCP case in Nicaragua.

     In Nicaragua, the Company has been served in 31 of 300 pending cases, with the majority of the lawsuits brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua's acting Attorney General formally opined are unconstitutional. Nine of the 31 cases served were consolidated into one case before a civil trial court in Managua, with the plaintiffs naming an entity denominated as "Dole Food Corporation Inc." as a defendant. The Company is aware of no legal entity bearing that name, and the Company is certain that no such legal entity is related to the Company. As a result, the Company responded in these nine consolidated cases on behalf of Dole Fresh Fruit Company, a subsidiary of the Company, which has been named as a defendant in other pending DBCP matters, including matters brought by Nicaraguan citizens. The Company paid a $100,000 non-

                            DOLE FOOD COMPANY, INC.

refundable deposit to the Nicaraguan court, as required under Law 364, to participate in the litigation. On October 25, 2002, the civil trial court in Managua issued a ruling that Dole Fresh Fruit Company was not a party to the nine consolidated cases. Thereafter, counsel for Dole Fresh Fruit Company notified the court that no legal entity known as "Dole Food Corporation Inc." exists and offered to appear on behalf of Dole Food Company, Inc. and to ratify all prior pleadings of Dole Fresh Fruit Company. On November 25, 2002, the civil trial court issued a ruling that Dole Food Company, Inc. is not a defendant in the nine consolidated cases.

     On December 13, 2002, the Nicaraguan civil trial court entered a judgment in the aggregate amount of $489 million on behalf of 468 plaintiffs against Dow Chemical Company, also known as Dow AgroSciences, Shell Chemical Company, Standard Fruit and Vegetable Company and "Dole Food Corporation Inc." in the nine consolidated actions. Because the civil trial court had held that the Company is not a defendant in the case, the court also ordered that the Company's $100,000 deposit be returned. Standard Fruit and Vegetable Company is a Texas corporation that is wholly unrelated to the Company.

     The Company believes that the Nicaraguan civil trial court's judgment will not be enforceable against any Dole entity in the U.S. or in any other country, because no Dole entity has been named in the judgment and Nicaragua's Law 364 is unconstitutional and violates international due process. Among other things, Law 364 is an improper "special law" directed at particular parties, it requires defendants to pay large, non-refundable deposits in order to participate in the litigation, it provides a severely truncated procedural process, it establishes irrebutable presumption of causation that are contrary to the evidence and scientific data, and it sets unreasonable minimum damages that must be awarded. In addition, although the Company sought to participate in the case, the Nicaraguan civil trial court ruled that the Company would not be heard and that the Company's legal motions and papers would not be considered. Finally, as previously noted, the civil trial court ruled that neither Dole Food Company, Inc. nor Dole Fresh Fruit Company is a defendant in the case. For these reasons, the Company does not believe a U.S. court or that of any other nation would enforce this judgment.

     As to all the DBCP matters, the Company has denied liability and asserted substantial defenses. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company's financial condition or results of operations.

NOTE 17 -- RELATED PARTY TRANSACTIONS

     In September 1998 the Company acquired 60% of Saba Trading AB, a Swedish company. The remaining 40% minority interest is held 25% by another Swedish company and 15% by a Swedish co-op. As part of its normal operations, Saba routinely sells fresh fruit, vegetables and flowers to certain entities in which these minority shareholders are principal owners. Revenues from the Swedish company-related entities were $72 million, $57 million and $65 million in 2002, 2001 and 2000, respectively. Revenues from the co-op related entities were $139 million, $129 million and $133 million in 2002, 2001 and 2000, respectively. Amounts due from the Swedish company and co-op related entities were $8.1 million and $9.6 million, respectively, at December 28, 2002 and $4.4 million and $8.6 million, respectively, at December 29, 2001.

     David H. Murdock, the Company's Chairman and Chief Executive Officer, owns Castle & Cooke, Inc. ("Castle") as well as a transportation equipment leasing company, a private dining club and a private country club, which supply products and provide services to numerous

                            DOLE FOOD COMPANY, INC.

customers and patrons. During fiscal 2002, 2001 and 2000, the Company paid Mr. Murdock's companies an aggregate of approximately $4 million, $3 million and $2 million, respectively, primarily for the rental of truck chassis, generator sets and warehousing services. Castle purchased approximately $0.4 million, $0.2 million and $0.3 million of products from the Company in 2002, 2001 and 2000, respectively.

     In October 2001, the Company and Castle entered into an agreement to replace an aircraft held 50% by each party. The ownership percentage in the new aircraft is 68% by the Company and 32% by Castle. Under co-ownership agreements, the Company and Castle have agreed that each party would be responsible for the direct costs associated with its use of these aircraft, and that all other indirect costs would be shared in proportion to each party's ownership percentage. During 2002, 2001 and 2000, the Company's proportionate share of the direct and indirect costs for these aircraft was $0.9 million, $1.3 million and $1.0 million, respectively.

NOTE 18 -- SHAREHOLDER PROPOSAL

     On December 18, 2002, the Company and Mr. Murdock signed a definitive merger agreement ("merger agreement") pursuant to which Mr. Murdock will acquire the approximately 76% of the Company's common stock that he and his family do not already own for $33.50 per share in cash. Upon completion of the merger, the Company will become wholly owned by Mr. Murdock through DHM Holding Company, Inc.

     The Company has filed with the Securities and Exchange Commission and mailed to its shareholders definitive proxy materials for a special meeting of shareholders to vote on the proposed merger of DHM Acquisition Company, Inc., which is wholly owned by DHM Holding Company, Inc., into the Company. The special meeting is scheduled for March 26, 2003. The merger is conditioned upon, among other things, its approval by shareholders who own a majority of the outstanding shares not already owned by Mr. Murdock or his family, and completion of the financing contemplated by the merger.

     It is anticipated that funds necessary to purchase the outstanding shares of the Company will be provided by Mr. Murdock, a bank syndicate, and/or institutional investors. Completion of the financing required to complete the transaction and refinance certain of the Company's debt is subject to the execution of definitive loan agreements and the satisfaction of the conditions therein. Such financing is currently expected to consist of $1.15 billion of senior secured credit facilities (currently expected to consist of approximately $850 million of term loan facilities and approximately $300 million of revolving credit facilities, a portion of which revolving credit facilities will be drawn upon on the closing date of the merger) and approximately $450 million of new senior debt securities. Completion of the merger is subject to the completion of this financing.

     In addition, the Company and Mr. Murdock announced that, assuming the merger receives the required approval by the Company's shareholders and becomes effective, the Company expects to redeem or retire its 7% Notes due 2003 and 6.375% Senior Notes due 2005, which had outstanding principal balances of $209.8 million and $300 million, respectively, at December 28, 2002. The Company also expects that its 7.25% Senior Notes due 2009 and 7.875% Debentures due 2013 will remain outstanding. The Company intends to modify the Senior Notes due 2009 and Debentures due 2013 to provide for substantially the same interest rate, covenants and guarantees from certain of the Company's subsidiaries as will be provided for the proposed new senior debt securities issued by the Company. The exact timing of these actions would be dependent on the timing of the merger. Additionally, all outstanding stock options (other than those held by Mr. Murdock) would immediately vest and would be settled in cash, upon consummation of the merger.

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